   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1997

                                                      REGISTRATION NO. 333-33027
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------
                             BIG DOG HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)
                              -------------------

           DELAWARE                          5651                  52-1868665
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                              -------------------

                                121 GRAY AVENUE
                        SANTA BARBARA, CALIFORNIA 93101
                                 (805) 963-8727
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                                ANTHONY J. WALL
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             BIG DOG HOLDINGS, INC.
                                121 GRAY AVENUE
                        SANTA BARBARA, CALIFORNIA 93101
                                 (805) 963-8727
                              FAX: (805) 962-9460
(Name and address, including zip code and telephone and fax number, of agent for service)
                              -------------------

                                   COPIES TO:

       JEFFREY M. WEINER, ESQ.                  THOMAS A. BEVILACQUA, ESQ.
         Kimball & Weiner LLP                Brobeck, Phleger & Harrison LLP
         555 S. Flower Street                     Two Embarcadero Place
              Suite 4540                              2200 Geng Road
        Los Angeles, CA 90071                    Palo Alto, CA 94303-0913
            (213) 538-3800                            (415) 424-0160

                              -------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                              -------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Amendment No. 3 is being filed by Big Dog Holdings, Inc., a Delaware corporation (the "Company"), in order to amend certain portions of Part II of the Company's Registration Statement on Form S-1. Accordingly, Part I of the Form S-1 is not included in this Amendment No. 3.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses, other than underwriting discounts, which the Company expects to incur in connection with the issuance and distribution of the securities being registered under this registration statement. All expenses are estimated except for the Securities and Exchange Commission registration fee, the NASD filing fee and Nasdaq application fee.

Securities and Exchange Commission Registration Fee.......................  $  17,076
Nasdaq National Market Application Fee....................................     49,000
NASD Filing Fee...........................................................      6,135
Blue Sky Qualification Fees and Expenses..................................     25,000
Legal Fees and Expenses...................................................     75,000
Accounting Fees and Expenses..............................................    100,000
Printing and Engraving Expenses...........................................    100,000
Transfer Agent's and Registrar Fees.......................................      2,000
Miscellaneous.............................................................     25,789
                                                                            ---------
    Total.................................................................  $ 400,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the proceeding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

    Article Tenth of the Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. In addition, the Company's Bylaws require indemnification of directors and officers of the Company to the fullest extent permitted by Section 145. The Company will enter into indemnification agreements with its directors, a form of which is attached as Exhibit 10.14 hereto and incorporated herein by reference. The indemnification agreements provide the Company's directors with further indemnification to the maximum extent permitted by the DGCL. The Company will also obtain directors and officers insurance to insure its directors and officers against certain liabilities, including liabilities under the federal securities laws.

    The Underwriting Agreement filed herewith as Exhibit 1.1 provides for indemnification of the directors, certain officers, and controlling persons of the Company by the Underwriters against certain civil liabilities, including liabilities under the Securities Act.

    See Item 17 below.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following are all securities sold by the Company since July 31, 1994:

        1. On January 1, 1995, the Company issued and sold 1,800,000 shares of its common stock (post-split) to its two then-existing stockholders for an aggregate of $3.0 million.

        2. On April 3, 1995, the Company issued and sold 67 Units to seven investors for an aggregate purchase price of $5,025,000. Each Unit consisted of a $60,000 unsecured promissory note of the Company and 10,000 shares of Common Stock (post-split).

        3. On February 27, 1996, the Company issued and sold 50 Units to three investors for an aggregate purchase price of $2,500,000. Each Unit consisted of a $40,000 unsecured promissory note of the registrant and 3,861 shares of Common Stock.

        4. On July 29, 1996, the Company issued and sold 347,500 shares of Common Stock to 18 officers, key employees and consultants for an aggregate purchase price of $900,025, 5% of which was paid in cash and the balance of which was paid by delivering promissory notes bearing interest at 7% per annum and due in 2006. All such sale were made under the registrant's 1996 Stock Incentive Plan.

        5. On November 4, 1996, the Company issued and sold 20 Units consisting of ten A Units and ten B Units to nine investors for an aggregate purchase price of $4,240,000. Each Unit consisted of a $200,000 unsecured promissory note of the Company and a warrant to purchase 12,000 shares of Common Stock. The terms of the A and B Units are the same except that the exercise price for the warrants included in the A Units is $4.00 per share (which, pursuant to the terms of the warrants, was automatically reduced to $3.00 as of June 30, 1997) and the exercise price for the warrants included in the B Units is $5.00 per share (which, pursuant to the terms of the warrants, was automatically reduced to $4.00 as of June 30, 1997).

        6. On September 23, 1997, the Company issued and sold to the Company's Chairman (i) 35,000 shares of its common stock for an aggregate purchase price of $90,650 pursuant to the exercise of stock options that had been granted by the Company on March 6, 1996, (ii) 20,000 shares of its common stock for an aggregate purchase price of $80,000 pursuant to the exercise of stock options that had been granted by the Company on August 1, 1996, and
    (iii) 120,000 shares of its common stock for an aggregate purchase price of $480,000 pursuant to the exercise of warrants that had been issued by the Company as part of B Units on November 4, 1996 (see paragraph 5 above).


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT NO.                                         DESCRIPTION
-----------  -----------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement*
       3.1   Amended and Restated Certificate of Incorporation*
      3.1A   Certificate of Correction*
       3.2   Amended and Restated Bylaws*
       4.1   Reference is hereby made to Exhibits 3.1*, 3.1A* and 3.2*
       4.2   Specimen Stock Certificate*
       5.1   Opinion of Kimball & Weiner LLP*
      10.1   Amended and Restated Credit Agreement dated as of June 30, 1995 between Big Dog Holdings,
               Inc., Big Dog USA, Inc. and Fortune Dogs, Inc., as amended by First Amendment, dated as of February 15, 1996, Second Amendment dated as of April 30, 1996, and Third Amendment dated as of May 3, 1997*
      10.2   Form of Stockholder Agreement made as of January 2, 1996 between Big Dog Holdings, Inc.
               and certain stockholders*
      10.3   Forms of Notes and Warrants issued November 4, 1996*
      10.4   Consulting Agreement between Big Dog Holdings, Inc. and Fortune Financial dated as of
               March 1, 1997*
      10.5   Buy-Sell Agreement among Big Dog Holdings, Inc., Fred Kayne and Andrew D. Feshbach dated as of January 1, 1997*
      10.6   1996 Stock Incentive Plan*
      10.7   Form of Purchase Agreement under the Big Dog Holdings, Inc. 1996 Stock Incentive Plan*
      10.8   1997 Stock Option Plan*
      10.9   Form of Stock Option Agreement under the 1997 Stock Option Plan*
     10.10   Amended and Restated 1997 Performance Award Plan*
     10.10A  Form of Stock Option Agreement under 1997 Performance Award Plan*
     10.11   Lease Agreement between Big Dog Holdings, Inc. and State of California Public Retirement
               System dated January 13, 1995*
     10.12   Lease Agreement between Big Dog Holdings, Inc. and S.V.B. Properties dated as of June 1,
               1994, as amended by Lease Agreement dated as of December 1, 1994, Second Lease
               Amendment dated as of March 1, 1996 and Third Lease Amendment dated as of July 22,
               1996*
     10.13   Lease Agreement between Big Dog Holdings, Inc. and the Eldred Family Trust & Jason Eldred
               Trust dated as of April 4, 1996*
     10.14   Form of Indemnification Agreement*
     10.15   Stock Option Agreement dated March 6, 1996 between Big Dog Holdings, Inc. and Fred Kayne
     10.16   Stock Option Agreement dated August 1, 1996 between Big Dog Holdings, Inc. and Fred Kayne
      11.1   Statement regarding computation of per share earnings (loss)*
      21.1   List of Subsidiaries of Big Dog Holdings, Inc.*
      23.1   Consent of Kimball & Weiner LLP (included in Opinion filed in Exhibit 5.1)*

EXHIBIT NO.                                         DESCRIPTION
-----------  -----------------------------------------------------------------------------------------
      23.2   Consent of Deloitte & Touche LLP*
      24.1   Power of Attorney (included in signature page)*
      27.1   Financial data schedule*
      99.1   Consent of Robert Schnell*
      99.2   Consent of Steven C. Good*
      99.3   Consent of David J. Walsh*
      99.4   Consent of NPD Group*

-------
*  Previously Filed

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on September 22, 1997.


                                BIG DOG HOLDINGS, INC.

                                By:             /s/ ANTHONY J. WALL
                                     -----------------------------------------
                                                  Anthony J. Wall
                                             EXECUTIVE VICE PRESIDENT,
                                           GENERAL COUNSEL AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board       September 22, 1997
          Fred Kayne

                                President, Chief Executive
              *                 Officer (Principal
------------------------------  Executive Officer) and      September 22, 1997
      Andrew D. Feshbach        Director

     /s/ ANTHONY J. WALL        Executive Vice President,
------------------------------  General Counsel, Secretary  September 22, 1997
       Anthony J. Wall          and Director

              *                 Chief Financial Officer
------------------------------  (Principal Financial        September 22, 1997
        Jonathan Howe           Officer)

                                Senior Vice President,
              *                 Finance
------------------------------  (Principal Accounting       September 22, 1997
        Roberta Morris          Officer)



*By:     /s/ ANTHONY J. WALL
      -------------------------
           Anthony J. Wall
         (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


EXHIBIT NO.                                               DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement*
       3.1   Amended and Restated Certificate of Incorporation*
      3.1A   Certificate of Correction*
       3.2   Amended and Restated Bylaws*
       4.1   Reference is hereby made to Exhibits 3.1*, 3.1A* and 3.2*
       4.2   Specimen Stock Certificate*
       5.1   Opinion of Kimball & Weiner LLP*
      10.1   Amended and Restated Credit Agreement dated as of June 30, 1995 between Big Dog Holdings, Inc., Big
               Dog USA, Inc. and Fortune Dogs, Inc., as amended by First Amendment, dated as of February 15, 1996,
               Second Amendment dated as of April 30, 1996, and Third Amendment dated as of May 3, 1997*
      10.2   Form of Stockholder Agreement made as of January 2, 1996 between Big Dog Holdings, Inc. and certain stockholders*
      10.3   Forms of Notes and Warrants issued November 4, 1996*
      10.4   Consulting Agreement between Big Dog Holdings, Inc. and Fortune Financial dated as of March 1, 1997*
      10.5   Buy-Sell Agreement among Big Dog Holdings, Inc., Fred Kayne and Andrew D. Feshbach dated as of January
               1, 1997*
      10.6   1996 Stock Incentive Plan*
      10.7   Form of Purchase Agreement under the Big Dog Holdings, Inc. 1996 Stock Incentive Plan*
      10.8   1997 Stock Option Plan*
      10.9   Form of Stock Option Agreement under the 1997 Stock Option Plan*
     10.10   Amended and Restated 1997 Performance Award Plan*
     10.10A  Form of Stock Option Agreement under 1997 Performance Award Plan*
     10.11   Lease Agreement between Big Dog Holdings, Inc. and State of California Public Retirement System dated
               January 13, 1995*
     10.12   Lease Agreement between Big Dog Holdings, Inc. and S.V.B. Properties dated as of June 1, 1994, as amended by Lease Agreement dated as of December 1, 1994, Second Lease Amendment dated as of March 1,
               1996 and Third Lease Amendment dated as of July 22, 1996*
     10.13   Lease Agreement between Big Dog Holdings, Inc. and the Eldred Family Trust & Jason Eldred Trust dated as of April 4, 1996*
     10.14   Form of Indemnification Agreement*
     10.15   Stock Option Agreement dated March 6, 1996 between Big Dog Holdings, Inc. and Fred Kayne
     10.16   Stock Option Agreement dated August 1, 1996 between Big Dog Holdings, Inc. and Fred Kayne
      11.1   Statement regarding computation of per share earnings (loss)*
      21.1   List of Subsidiaries of Big Dog Holdings, Inc.*
      23.1   Consent of Kimball & Weiner LLP (included in Opinion filed in Exhibit 5.1)*
      23.2   Consent of Deloitte & Touche LLP*
      24.1   Power of Attorney (included in signature page)*
      27.1   Financial data schedule*
      99.1   Consent of Robert Schnell*
      99.2   Consent of Steven C. Good*
      99.3   Consent of David J. Walsh*
      99.4   Consent of NPD Group*


-------
*  Previously Filed